Exhibit 3.8

SOUTH JERSEY INDUSTRIES, INC.

Certificate of Amendment of the
Certificate of Incorporation

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation.

1.	The name of the corporation is South Jersey Industries, Inc.

2.	The amendment to the Certificate of Incorporation, set forth in full in the following resolution, was duly approved by the directors of the corporation on January 23, 2009 and was duly adopted by the shareholders of the corporation on April 23, 2009:

RESOLVED, that Article SEVENTH of the Certificate of Incorporation of the company be amended to read in its entirety as follows:

SEVENTH: the directors of the corporation shall be elected annually at the Annual Meeting of Shareholders.

FURTHER RESOLVED, that Article EIGHTH of the Certificate of Incorporation of the company be amended as follows:

1.	By deleting the phrase “considered for such purpose as one class” in paragraph (1) thereof; and

2.	By deleting the phrase “considered for this purpose as one class” in paragraph (3) (e) thereof.

3.	At the time of the adoption of the amendment:

(a)	The total outstanding stock of the Company consisted of 29,796,232 shares of common stock.

(b)	The number of shares of common stock entitled to vote was 29,738,256.

4.	In the action take by the shareholders.

(a)	The number of shares voted in favor of the amendment was 26,161,714.

(b)	The number of shares voted against the amendment was 381,088.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Edward J. Graham
Edward J. Graham
President

Dated: April 28, 2009

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